Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-268567) of Sendas Distribuidora S.A of our report dated May 2, 2022, with respect to the financial statements of Sendas Distribuidora S.A, included in this Annual Report (Form 20-F) for the year ended December 31, 2023.

/s/ ERNST & YOUNG

Auditores Independentes S/S Ltda.

São Paulo, Brazil.

April 23, 2024